EX99.1

TRADED: NYSE (IEX)
For further information, contact:

Heath A. Mitts
Senior Vice President -Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Wednesday, April 6, 2016

IDEX CORPORATION ANNOUNCES APPOINTMENT OF
MARK A. BUTHMAN TO BOARD OF DIRECTORS

Lake Forest, IL. April 6, 2016 - IDEX CORPORATION (NYSE:IEX) today announced the appointment of Mark A. Buthman to the company’s Board of Directors.

“We are delighted to welcome Mark to our Board of Directors,” said IDEX Chairman and Chief Executive Officer, Andrew Silvernail. “His experience as a Chief Financial Officer of a Fortune 150 company with significant international operations and as a public company director will be a tremendous asset to IDEX. Mark is a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways and his insight will be extremely valuable to our Board and management.”

Mr. Buthman retired from Kimberly-Clark Corporation in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles and was part of an executive team that created more than $20 billion in shareholder value since the end of 2002. Mr. Buthman has served since 2011 as a director of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the pharmaceutical, healthcare and consumer products industries.

Mr. Buthman graduated from the University of Iowa in 1981 with a degree in finance and business.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Our products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.